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                                                                     EXHIBIT 5.1

                               October 18, 1999

Data Critical Corporation
19800 North Creek Parkway
Suite 100
Bothell, Washington 98011

     Registration Statement on Form S-1 (File No. 333-78059)
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-1 (File No. 333-78059) (the "Registration Statement") filed by you, Data Critical Corporation, with the Securities and Exchange Commission on May 7, 1999, as amended on August 5, 1999 by Amendment No. 1 to the Registration Statement, as amended on September 15, 1999 by Amendment No. 2 to the Registration Statement and as amended on October 18, 1999 by Amendment No. 3, in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

     It is our opinion that the Shares, when issued and sold in the manner described in the Registration Statement, will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and in any amendment to it.


                                        Very truly yours,

                                        /s/ Venture Law Group

                                        VENTURE LAW GROUP
                                        A Professional Corporation

CES